EXHIBIT 99.1

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of LTM Adjusted EBITDA as defined in the senior credit facility to LTM net loss
(In millions)

Note:    "LTM" refers to the last twelve month period beginning April 1, 2004 and ending March 31, 2005 and is presented on a combined basis (predecessor period April 1, 2004 through September 22, 2004 and successor period September 23, 2004 through March 31, 2005).

LTM ended
March 31, 2005
(Combined Basis)

Net loss	$ (75.7)
Interest, net	73.0
Income tax benefit	(28.3)
Depreciation and amortization	71.0
Minority interests	(0.7)
Loss on sale of assets	1.0
Equity method loss	0.5
Stock compensation	97.1
Debt extinguishment costs	67.1
Merger expenses	23.2
Monitoring fees	2.7
Franchise taxes	0.1
Adjusted EBITDA related to pre-ownership periods of Massachusetts acquisitions	22.4
Adjusted EBITDA related to pre-ownership periods of other acquisition	0.4
Distributions to minority interest holders	(1.0)

Adjusted EBITDA (a)	$ 252.8

(a)           LTM Adjusted EBITDA is defined in the Company's senior secured credit facility as (1) LTM income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, gain or loss on the sale of assets, equity method income or loss, stock compensation, debt extinguishment costs, merger expenses and monitoring fees; plus (2) LTM franchise tax expense,
                LTM distributions received from equity method investments and Adjusted EBITDA related to pre-
                ownership periods of acquisitions less (3) LTM distributions to minority interest holders. Merger expenses include legal and advisory fees, accounting fees, bridge loan commitment fees and management transaction bonuses incurred in connection with the purchase of a majority of the equity interests in the Company by affiliates of The Blackstone Group ("Blackstone") on September 23, 2004. Monitoring fees represent fees paid to Blackstone and Metalmark Subadvisor LLC for advisory and oversight services.  LTM Adjusted
                EBITDA is not intended as a substitute for LTM net income, LTM operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, LTM Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.